 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 12, 2020

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

650-244-4990

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	TTNP	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the third paragraph of Item 8.01 is incorporated by reference herein.

Item 8.01. Other Events

On October 15, 2020, Titan Pharmaceuticals, Inc. (the “Company” or “Titan”) issued a press release announcing its decision to discontinue selling Probuphine® (buprenorphine) implant and wind down the Company’s commercialization activities and pursue a plan that will enable it to focus on the Company’s ProNeura-based product development efforts. The Company based its decision on several factors, most notably that commercializing Probuphine with the requirements of the current product label and the Risk Evaluation and Mitigation Strategy, or REMS, program has proven to be onerous. Other factors that have negatively impacted Titan’s ability to effectively commercialize Probuphine include the financial constraints that have limited our sales and marketing capabilities; suboptimal reimbursement rates; and the complexity of the distribution channel. The complexity of the changing environment due to the COVID-19 pandemic has further exacerbated these issues. As a result, sales of Probuphine have been, and would likely continue for the foreseeable future to be, extremely limited. After careful review of the recent sales and marketing results, the hurdles that Titan has and will continue to face, and the substantial additional expenditures and resources that would be required, the board of directors determined to advise the U.S. Food and Drug Administration (“FDA”) of its decision to cease commercialization of Probuphine. A wind-down plan taking into considerations FDA and state regulatory requirements, as well as business considerations is underway.

The Company also announced that it is in negotiations with L. Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A. (“Molteni”) and Horizon Credit II LLC, the holders of Titan’s outstanding secured debt ($4.0 million principal amount and approximately $1.2 million in payoff amounts) to eliminate such obligations. The Company is seeking to settle the debt for cash payments, the transfer of certain Probuphine assets to Molteni and the termination of the Company’s rights to future payments under the asset purchase and supply agreement with Molteni in exchange for the release to Titan of the remaining collateral. This would allow the Company to continue operating as a product development company, initially focused on its nalmefene implant for the prevention of opioid relapse following detoxification and a kappa opioid receptor agonist peptide implant for the treatment of pruritus.

Consummation of a debt settlement agreement and the continuation of any product development programs, however, are contingent upon Titan’s ability to raise sufficient capital during the next few weeks and there can be no assurance that the required financing will be available on acceptable terms, if at all. If the Company is unable to complete a financing, it will not have sufficient funds to continue its operations.

As previously disclosed, Sunil Bhonsle, Titan’s Chief Executive Officer, expressed his desire to retire prior to the end of the year. Accordingly, Mr. Bhonsle will retire from his position and Marc Rubin, the Company’s Executive Chairman, and Kate DeVarney, the Company’s Executive Vice President and Chief Scientific Officer and a member of the board of directors, will assume the roles of Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively.

A copy of the press release issued on October 15, 2020 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2020	TITAN PHARMACEUTICALS, INC.

	By:	/s/ Sunil Bhonsle
	Name:	Sunil Bhonsle
	Title:	President and Chief Executive Officer

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